Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Securities Trust comprised of Scudder Development Fund, of our report dated September 3, 1999, on the financial statements and financial highlights appearing in the Annual Report to the Shareholders of Scudder Development Fund, for the twelve months ended June 30, 1999 and the one month period ended July 31, 1999, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.







PricewaterhouseCoopers LLP
Boston, Massachusetts
October 27, 1999